UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 6, 2018

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

KADANT INC.

Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2018, Kadant Inc., a Delaware corporation (“Parent”) and certain of its domestic subsidiaries, Kadant Johnson LLC (“Kadant Johnson”), Kadant Black Clawson LLC (“Kadant Black”) and Verus Lebanon, LLC (“Verus”, and collectively with Parent, Kadant Johnson, and Kadant Black, “Kadant” or “Borrower”), borrowed $21.0 million from Citizens Bank, N.A. (the “Lender”) pursuant to a promissory note dated July 6, 2018 (the “Loan”) in favor of the Lender. The Loan is repayable in quarterly installments of $262,500 over a ten-year period (“Term”) with any remaining principal balance and accrued interest due upon maturity. Interest on the Loan accrues and is payable quarterly in arrears at a fixed rate of 4.45% per annum. The Borrower is not permitted to prepay the Loan in any amount in the first twelve months of the Term. Any voluntary prepayments will be subject to a 2.00% prepayment fee if paid in the second twelve months of the Term, and subject to a 1.00% prepayment fee if paid in the third twelve months of the Term. Thereafter, no prepayment fee will be applied to voluntary prepayment by the Borrower.

The Loan is secured by certain real estate and related personal property of Kadant, pursuant to the Mortgage, Security Agreement and Assignment of Leases and Rents by Parent in favor of the Lender; the Mortgage by Kadant Johnson in favor of the Lender; and the Open-End Mortgage, Security Agreement, and Assignment of Leases and Rents by Verus in favor of the Lender; each dated as of July 6, 2018 (collectively, “Mortgage and Security Agreements”). The properties subject to the Mortgage and Security Agreements are located in Auburn, Massachusetts; Three Rivers, Michigan; and Lebanon, Ohio. Kadant has the right to substitute other real property and/or collateral in the event of the sale of any of the properties subject to the Mortgage and Security Agreements. Parent and the subsidiary owners of the real property have also provided certain indemnities to the Lender for hazardous materials and discharges on the property, as is customary in commercial real estate mortgages.

The obligations of Kadant under the Loan may be accelerated upon the occurrence of an Event of Default (as defined in the Mortgage and Security Agreements), which includes customary events of default including, without limitation, payment defaults, defaults in the performance of covenants and obligations, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, liens on the properties or collateral and uninsured judgments. In addition, the occurrence and continuation after any applicable notice or cure period of an event of default under Kadant’s existing revolving credit facility, effective as of March 1, 2017, and as amended to date (the “Credit Facility”), among Parent, as Borrower, the Foreign Subsidiary Borrowers from time to time parties thereto (as those terms are defined in the Credit Facility), the several banks and other financial institutions or entities from time to time parties thereto, and Citizens Bank, N.A., as Administrative Agent and Multi-currency Administrative Agent, would be an event of default under the Loan.

The forgoing description of the Loan does not purport to be a complete statement of the terms and conditions of the Loan and is qualified in its entirety by reference to the full text of the Loan filed with this report as Exhibit 99.1. The forgoing descriptions of the Mortgage and Security Agreements do not purport to be complete statements of the terms and conditions of such agreements and are qualified in their entirety by reference to the full text of the Mortgage, Security Agreement, Assignment of Leases and Rents, the Mortgage, and the Open-End Mortgage, Security Agreement, and Assignment of Leases and Rents, filed with this report as Exhibits 99.2, 99.3, and 99.4, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

KADANT INC.

No.	Description
99.1	Promissory Note in the principal amount of $21,000,000 dated July 6, 2018, executed by Kadant Inc., Kadant Johnson LLC, Kadant Black Clawson LLC and Verus Lebanon, LLC in favor of Citizens Bank, N.A.
99.2
Mortgage, Security Agreement and Assignment of Leases and Rents dated July 6, 2018 executed by Kadant Inc. in favor of Citizens Bank, N.A. relating to the real property and related personal property located in Auburn, Massachusetts.

99.3	Mortgage dated July 6, 2018 by Kadant Johnson LLC in favor of Citizens Bank, N.A. relating to the real property and related personal property located in Three Rivers, Michigan.
99.4
Open-End Mortgage, Security Agreement, and Assignment of Leases and Rents by Verus Lebanon, LLC in favor of Citizens Bank, N.A. to the real property and related personal property located in Lebanon, Ohio.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: July 12, 2018	By	/s/ Michael J. McKenney
Michael J. McKenney Executive Vice President and Chief Financial Officer

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